Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Net 1 UEPS Technologies, Inc.’s Post Effective Amendment No 1. to the Registration Statement on Form S-3, No. 333-163000 and the Registration Statements on Form S-8 (No. 333-126958 and No.333-140042) of our reports relating to the consolidated financial statements of Net 1 UEPS Technologies, Inc. and the effectiveness of Net 1 UEPS Technologies, Inc.’s internal control over financial reporting dated August 26, 2010 appearing in this Annual Report on Form 10-K of Net 1 UEPS Technologies, Inc. for the year ended June 30, 2010.

/s/ Deloitte & Touche (South Africa)

Per PJ Smit
Partner
August 26, 2010

National Executive: GG Gelink Chief Executive AE Swiegers Chief Operating Officer GM Pinnock Audit DL Kennedy Tax & Legal and Risk Advisory L Geeringh Consulting L Bam Corporate Finance CR Beukman Finance TJ Brown Clients & Markets NT Mtoba Chairman of the Board MJ Comber Deputy Chairman of the Board

A full list of partners and directors is available on request